CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Callable Step-Up Rate Notes	$11,835,000.00	$1,374.04*
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
*Fees of $1,186.54 were previously paid in connection with this offering as disclosed in the pricing supplement addendum dated June 22, 2011, relating to HSBC USA Inc. Callable Step-Up Rate Notes.

Pricing Supplement Addendum dated June 27, 2011
to Pricing Supplement dated June 14, 2011
Pricing Supplement Addendum dated June 17, 2011
Pricing Supplement Addendum dated June 22, 2011
Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

HSBC USA Inc. $11,835,000 Callable Step-Up Rate Notes

On June 14, 2011, HSBC USA Inc. offered $4,490,000 of the securities.  An additional $4,180,000 and  $1,550,000 of the securities were offered on June 17, 2011 and June 22, 2011, respectively.  An additional $1,615,000 of the securities are being offered hereby.  The securities previously offered and the securities offered hereby will have identical terms and conditions and will be part of the same series. Reference is made to the related pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the securities.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security.

CUSIP / ISIN:	4042K1JY0 / US4042K1JY02

Trade Date:	June 14, 2011.

Pricing Date:	June 14, 2011.

Settlement Date:	June 30, 2011.

Maturity Date:	Expected to be June 30, 2023, or if such day is not a Business Day, the next succeeding Business Day.

Form of Securities:	Book-Entry.

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of the related pricing supplement and page S-3 of the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement addendum, the related pricing supplement, or prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.